UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2017

CISION LTD.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	001-38140	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 East Randolph Street, 7th Floor Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 866-639-5087

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Incremental Amendment to Credit Agreement

On December 14, 2017, a wholly owned subsidiary of Cision Ltd. (the “Company”), Canyon Valor Companies, Inc. (the “Borrower”), entered into an incremental facility amendment (the “Incremental Amendment”) to the credit agreement with Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, and a syndicate of commercial lenders from time to time party thereto dated as of June 16, 2016, as amended (the “Credit Facility”). The Incremental Amendment provides for an incremental $75 million dollar-denominated term loan facility (the “Incremental Facility”). The proceeds from the Incremental Facility will be used for general corporate purposes, working capital purposes and investments, which may include one or more strategic acquisitions, including the acquisition of CEDROM (as defined below). The Company is currently in active negotiations with respect to an additional acquisition. The Company cannot provide any assurances that it will be successful in consummating strategic acquisitions, including the referenced acquisition.

Interest is charged on the Incremental Facility, at the Borrower's option, at a rate based on (1) the adjusted LIBOR (a rate equal to the London interbank offered rate adjusted for statutory reserves) or (2) the alternate base rate (a rate that is highest of the (i) Deutsche Bank AG, New York Branch's prime lending rate, (ii) the overnight federal funds rate plus 50 basis points or (iii) the one month-adjusted LIBOR plus 1%), in each case, plus an applicable margin. The margin applicable to loans under the Incremental Facility bearing interest at the alternate base rate is 3.25%; the margin applicable to loans under the Incremental Facility bearing interest at the adjusted LIBOR is 4.25%, provided that each such rate is reduced by 25 basis points if the first lien net leverage ratio of Canyon Companies S.à r.l. and its restricted subsidiaries under the Credit Facility is less than or equal to 4.00:1.00 at the end of the most recent fiscal quarter.

The Borrower is obligated to make quarterly principal payments under the Incremental Facility of $2.588 million (which amount may be reduced by the application of voluntary and mandatory prepayments pursuant to the terms of the Credit Facility), with the remaining balance due June 16, 2023. The Borrower may also be required to make certain mandatory prepayments of the Incremental Facility out of excess cash flow and upon the receipt of proceeds of asset sales and certain insurance proceeds (in each case, subject to certain minimum dollar thresholds and rights to reinvest the proceeds as set forth in the Credit Facility).

The obligations under the Incremental Facility are secured by substantially all of the assets of Canyon Companies S.à r.l. and each of its subsidiaries organized in the United States (or any state thereof), the United Kingdom, the Netherlands, Luxembourg and Ireland, subject to certain exceptions.

The foregoing description of the Incremental Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement. A copy of the Incremental Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 is incorporated by reference herein.

Item 8.01	Other Items.

The Company issued a press release on December 14, 2017 announcing completion of the Incremental Amendment. A copy of the press release is filed as Exhibit 99.1 and is incorporated herein by reference.

The Company issued a press release on December 20, 2017 announcing the completion of the acquisition of CEDROM-SNi Inc. ("CEDROM"), a Montréal-based firm specializing in digital media monitoring solutions. A copy of the press release is filed as Exhibit 99.2 and is incorporated herein by reference.

Forward-Looking Statements

The Company cautions you that statements included in this current report on Form 8-K that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause the Company's results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the Company's expected use of proceeds and potential acquisitions. The risks and uncertainties relating to the Company are contained in its periodic filings with the Securities and Exchange Commission. The Company's public filings with the Securities and Exchange Commission are available at www.sec.gov. The Company assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Number	Description
10.1	Incremental Amendment dated December 14, 2017.
99.1	Press release dated December 14, 2017 relating to the Incremental Amendment.
99.2	Press release dated December 20, 2017 relating to the acquisition of CEDROM.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2017

CISION LTD.

By:	/s/ Jack Pearlstein
Name: Jack Pearlstein
Title: Chief Financial Officer